UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Cue Biopharma, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUE BIOPHARMA, INC.

40 Guest Street

Boston, Massachusetts 02135

March 27, 2026

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 16, 2026

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Monday, April 13, 2026

This supplement, or this Supplement, supplements the definitive proxy statement, or the 2026 Proxy Statement, filed by Cue Biopharma, Inc. with the U.S. Securities and Exchange Commission, or the SEC, on March 16, 2026 and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors, or the Board, for use at the 2026 Annual Meeting of Stockholders, or the Annual Meeting, on Monday, April 13, 2026 at 9:00 a.m. Eastern Time. Except where the context otherwise requires, references to “Cue Biopharma,” “the Company,” “we,” “us,” “our” and similar terms refer to Cue Biopharma, Inc. and its consolidated subsidiary. This Supplement is being filed with the SEC and made available to stockholders on or about March 27, 2026. From and after the date of this Supplement, any references to the “2026 Proxy Statement” are to the 2026 Proxy Statement as supplemented hereby.

Withdrawal of Director Nominee

This Supplement provides updated information relating to the management transition and related director nominee withdrawal previously reported by the Company in its Form 8-K filed with the SEC on March 27, 2026. On March 26, 2026, the Board appointed Lucinda Warren, the Chief Financial and Business Officer of the Company, as Interim President and Chief Executive Officer, effective as of March 27, 2026. Ms. Warren will succeed Usman Azam, who resigned as President and Chief Executive Officer and as a member of the Board, effective as of March 26, 2026. The Company entered into a separation and release of claims agreement with Dr. Azam in connection with his resignation from the role of President and Chief Executive Officer of the Company.

As a result of Dr. Azam’s resignation, he will no longer stand for election as a director of the Company at the Annual Meeting. The Board has chosen not to replace Dr. Azam with another nominee and accordingly reduced the size of the Board to six directors, effective as of March 26, 2026.

Additional Information Regarding Voting and General Matters

We will not distribute or issue a new proxy card or voting instruction form to omit Dr. Azam as a nominee for election as a director at the Annual Meeting. The other director nominees named in the 2026 Proxy Statement will continue to stand for election as directors of the Company at the Annual Meeting. If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxy cards and voting instructions received with instructions to vote for the election of Dr. Azam as a director will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the 2026 Proxy Statement with respect to all other nominees and matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit voting instructions disregarding Dr. Azam’s name as a nominee for election as a director.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the 2026 Proxy Statement.

Except as described in this Supplement, none of the items, information or proposals to be acted upon at the Annual Meeting as presented in the 2026 Proxy Statement are affected by this Supplement. In addition, this Supplement does not reflect events occurring after the date of the 2026 Proxy Statement and does not modify or update disclosures that may have been affected by subsequent events. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2026 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2026 Proxy Statement.